UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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MGP INGREDIENTS, INC.
(Exact name of registrant as specified in its charter)

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Kansas	48-0531200
(State of Incorporation)	(I.R.S. Employer Identification No.)

MGP INGREDIENTS, INC.
STOCK INCENTIVE PLAN OF 2004
(Full Title of Plan)

1300 Main Street
P. O. Box 130
Atchison, Kansas 66002
(913) 367-1480
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Carl W. Struby
Lathrop & Gage L.C.
Suite 2800
2345 Grand Boulevard
Kansas City, Missouri 64108
(816) 292-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price(2) Per Share	Proposed Maximum Aggregate Offering(2) Price	Amount of Registration Fee
Common Stock no par value	980,000	$8.78	$8,604,400	$1,090

(1)	Plus any additional amount that may result from plan adjustments to prevent dilution resulting from stock dividends, stock splits or similar transactions.
(2)

Pursuant to Rule 457(c) and (h) under the Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee, and are based upon the average of the high and low prices of the Common Stock of the Company as reported by NASDAQ on October 13, 2004.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part of this Registration Statement:

         1.  The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004;

         2.  All other reports filed by the Company under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since June 30, 2004; and

         3.  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-17196) filed September 23, 1988, including any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of these documents.

         Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         Section 17-6002 (a)(8) of the Kansas General Corporation Code provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s restated and amended certificate of incorporation contains the provisions permitted by Section 17-6002 (a)(8) of the Kansas General Corporation Code. The effect of these provisions is to eliminate the Company’s and its stockholders’ rights (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. The limitations described above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

         Under Section 17-6303 of the Kansas General Corporation Code, a corporation has the power under specified circumstances to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments and other amounts incurred in any such action, suit or proceeding.

         The Bylaws of the Company provide that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, to the fullest extent permitted from time to time by the Kansas General Corporation Code as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment). The Company may, by action of the Company Board, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company Board or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Bylaws or otherwise by the Company. The right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. In addition, the Company may enter into one or more agreements with any person providing for indemnification greater or different from that provided in the Bylaws.

         Pursuant to the Bylaws, if a claim for indemnification is not paid in full by the Company within ninety days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the Kansas General Corporation Code for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Kansas General Corporation Code, nor an actual determination by the Company (including the directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Kansas General Corporation Code.

         Section 13 (e) of the Stock Incentive Plan of 2004 provides members of the Committee and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified, held harmless and protected by the Company with respect to any such action or determination. Accordingly, members of the Committee and officers acting at their direction or on their behalf are entitled to indemnification and reimbursement as directors pursuant to the Company’s bylaws or any agreement between the Company and its directors providing for indemnification.

         The Company currently has directors and officers’ liability insurance that insures directors and officers of the Company with respect to claims made for alleged “wrongful acts” in their roles as directors or officers of the Company and its subsidiaries. The insurance also insures the Company for claims against the Company’s directors or officers in situations in which the Company has an obligation to indemnify its directors and officers.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

4.1	Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3 of the Company's Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-17196)).
4.2	Bylaws of the Company (Incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1989))
*4.3	Stock Incentive Plan of 2004
*5	Opinion of Counsel as to legality of the obligations being registered hereby.
*23.1	Consent of BKD LLP
*23.2	Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement).
*24	Powers of Attorney executed by officers and directors of the Company who have signed the Registration Statement.

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      *Filed herewith

Item 9. Undertakings.

      (a)     The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)      The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atchison, Kansas, on the 20th day of October, 2004.

MGP INGREDIENTS, INC.

By:	/s/ Laidacker M. Seaberg Name: Laidacker M. Seaberg Title: President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Laidacker M. Seaberg*	President (Principal	October 20, 2004
Laidacker M. Seaberg	Executive Officer) and Director

/s/ Brian Cahill*	Vice President and Treasurer	October 20, 2004
Brian Cahill	(Principal Financial and
Accounting Officer)

/s/ Michael Braude*	Director	October 20, 2004
Michael Braude

/s/ John E. Byom*	Director	October 20, 2004
John E. Byom

/s/ Cloud L. Cray, Jr.*	Director	October 20, 2004
Cloud L. Cray, Jr.

/s/ Michael R. Haverty*	Director	October 20, 2004
Michael R. Haverty

/s/ Linda E. Miller*	Director	October 20, 2004
Linda E. Miller

/s/ Randy M. Schrick*	Director	October 20, 2004
Randy M. Schrick

/s/ Daryl R. Schaller*	Director	October 20, 2004
Daryl R. Schaller

/s/ John R. Spiers*	Director	October 20, 2004
John R. Spiers

Brian Cahill, by signing his name hereto, does hereby sign this Registration Statement on behalf of each of the above referenced directors and officers pursuant to powers of attorney executed by each of such persons and filed herewith as Exhibit 24.

*By
/s/ Brian Cahill*
Brian Cahill
Attorney-in-Fact

EXHIBIT LIST

4.1	Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3 of the Company’s Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-17196))

4.2	Bylaws of the Company (Incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1989))

*4.3	Stock Incentive Plan of 2004

*5	Opinion of Counsel as to legality of the obligations being registered hereby

*23.1	Consent of BKD LLP

*23.2	Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement)

*24	Powers of Attorney executed by officers and directors of the Company who have signed the Registration Statement

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      *Filed herewith